                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                                                                File No. 0-17973

    /X/  Filed by the Registrant
    / /  Filed by a party other than the Registrant


    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              I-LINK INCORPORATED
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        N/A
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        N/A
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        N/A
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        N/A
        ------------------------------------------------------------------------
     5) Total fee paid:

        $
        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

                                    [LOGO]


                         13751 S. Wadsworth Park Drive
                                   Suite 200
                              Draper, Utah  84020

                                                               John W. Edwards
                                                     Chairman, Chief Executive
                                                         Officer and President

June 29, 1999


Dear Stockholder:

It is my pleasure to invite you to I-Link's 1999 annual meeting of stockholders.

We will hold the meeting on Monday, July 19, 1999 at 10:00 a.m. local time at the Marriott Courtyard Hotel, 10701 South Holiday Park Drive, Sandy, Utah 84070. In addition to the formal items of business, I will review the major developments of 1998 and answer your questions. This booklet includes the notice of annual meeting and the proxy statement. The proxy statement describes the business that we will conduct at the meeting, and provides information about I-Link.

Stockholders of record at the close of business on May 11, 1999 may vote at the meeting. Your vote is important. Whether or not you plan to attend the annual meeting, please complete, date, sign and return the enclosed proxy card promptly. If you attend the meeting and prefer to vote in person, you may do so.

We look forward to seeing you at the meeting.

Very truly yours,


John W. Edwards

                    NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                                     [LOGO]


                    DATE:          MONDAY, JULY 19, 1999
                    TIME:          10:00 A.M.
                    PLACE:         MARRIOTT COURTYARD
                                   10701 SOUTH HOLIDAY PARK DR.
                                   SANDY, UTAH 84070

Dear Stockholders:

At our annual meeting we will ask you to:

1. Elect a Class I Director to serve for three years and until his successor has been duly elected and qualified;

2. Ratify the continued engagement of PricewaterhouseCoopers LLP as our independent accountants;


3. Approve a modification of the terms of the Series N preferred stock to establish a conversion price floor of $1.25 and to link the Series N conversion price to the price at which common stock is issued upon the exercise or conversion of any new options, warrants, preferred stock or other convertible security, including the conversion rate of the Series F preferred stock; and


4. Transact any other business that may properly be presented at the annual meeting.

If you were a stockholder of record at the close of business on May 11, 1999, you may vote at the annual meeting.


                                   By Order of the Board of Directors,

                                   David E. Hardy
                                     SECRETARY

Draper, Utah

June 29, 1999

                              TABLE OF CONTENTS


INFORMATION ABOUT THE ANNUAL MEETING AND VOTING. . . . . . . . . . . . . . .   1
Why did you send me this proxy statement?. . . . . . . . . . . . . . . . . .   1
How many votes do I have?. . . . . . . . . . . . . . . . . . . . . . . . . .   1
What proposals will be addressed at the annual meeting?. . . . . . . . . . .   1
Why would the annual meeting be postponed? . . . . . . . . . . . . . . . . .   2
How do I vote in person? . . . . . . . . . . . . . . . . . . . . . . . . . .   2
How do I vote by proxy?. . . . . . . . . . . . . . . . . . . . . . . . . . .   2
May I revoke my proxy? . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Where are I-Link's principal executive offices?. . . . . . . . . . . . . . .   3
What vote is required to approve each proposal?. . . . . . . . . . . . . . .   3
Are there any dissenters' rights of appraisal? . . . . . . . . . . . . . . .   4
Who bears the cost of soliciting proxies?. . . . . . . . . . . . . . . . . .   4
How can I obtain additional information regarding I-Link?. . . . . . . . . .   4
INFORMATION ABOUT I-LINK STOCK OWNERSHIP . . . . . . . . . . . . . . . . . .   5
Which stockholders own at least 5% of I-Link?. . . . . . . . . . . . . . . .   5
How much stock is owned by directors and executive officers? . . . . . . . .   6
Do any of the officers and directors have an interest in the matters to
be acted upon? . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Did directors, executive officers and greater-than-10% stockholders comply
with Section 16(a) beneficial ownership reporting requirements in 1998?. . .   7
INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . .   8
Directors and Executive Officers . . . . . . . . . . . . . . . . . . . . . .   8
The Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Committees of the Board of Directors . . . . . . . . . . . . . . . . . . . .  11
Compensation of Executive Officers and Directors . . . . . . . . . . . . . .  11
Certain relationships and related transactions . . . . . . . . . . . . . . .  22
RECENT TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
DISCUSSION OF PROPOSALS RECOMMENDED FOR CONSIDERATION BY STOCKHOLDERS. . . .  27
1. To elect a Class I director to serve for three years and until his successor has been duly elected and qualified. . . . . . . . . . . . . . . .  27
2. To ratify the selection of PricewaterhouseCoopers LLP as independent public accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
3. To approve a modification of the terms of the Series N preferred stock to establish a conversion price floor of $1.25 and to link the Series N conversion price to the exercise price or conversion rate of any new options, warrants, preferred stock or other convertible security, including the conversion rate of the Series F preferred stock. . . . . . . .  28
OTHER PROPOSED ACTION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
STOCKHOLDER PROPOSALS AND SUBMISSIONS. . . . . . . . . . . . . . . . . . . .  32

ATTACHMENT:  PROXY

                              I-LINK INCORPORATED

                                PROXY STATEMENT
                              DATED JUNE 29, 1999
                         ANNUAL MEETING OF STOCKHOLDERS


                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

     We sent you this proxy statement and the enclosed proxy card because the board of directors of I-Link Incorporated, a Florida corporation, is soliciting your proxy vote at the 1999 Annual Meeting of Stockholders. This proxy statement summarizes the information you need to vote intelligently on the proposals to be considered at the annual meeting. However, you do not need to attend the annual meeting to vote your shares. Instead you may simply complete, sign and return the enclosed proxy card.

HOW MANY VOTES DO I HAVE?


     We will be sending this proxy statement, the attached notice of the annual meeting and the enclosed proxy card on or about June 29, 1999 to all stockholders. Stockholders who owned I-Link common stock at the close of business on the record date, May 11, 1999, are entitled to one vote for each share owned on the record date, in all matters properly brought before the annual meeting. Similarly, the Series M preferred stock is entitled to vote with the common stock on an as-converted basis. Class C preferred stock and Series F preferred stock are not entitled to vote. On the record date, the following classes of stock were issued and outstanding:


                                        NUMBER        PERCENT OF
                    SERIES            OUTSTANDING        VOTES
                    ------            -----------      ----------
                 common stock           21,273,400       75.6%
               Class C preferred            34,677     non-voting
              Series F preferred               540     non-voting
              Series M preferred             4,400       24.4%

WHAT PROPOSALS WILL BE ADDRESSED AT THE ANNUAL MEETING?

     We will address the following proposals at the annual meeting:

1. Election of a Class I Director to serve for three years and until his successor has been duly elected and qualified;

2. Ratification of the continued engagement of PricewaterhouseCoopers LLP as our independent accountants;

3. Approval of a modification in the terms of the Series N preferred stock to establish a conversion price floor of $1.25 and to link the Series N conversion price to the price at which common stock is issued upon the exercise or conversion of any new options, warrants, preferred stock or other convertible security, including the conversion rate of the Series F preferred stock; and


4. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

WHY WOULD THE ANNUAL MEETING BE POSTPONED?

     The annual meeting will be postponed if a quorum is not present on July 19, 1999. If more than half of all of the shares of stock entitled to vote at the annual meeting are present in person or by proxy, a quorum will be present and business can be transacted. If a quorum is not present, the annual meeting may be postponed to a later date when a quorum is obtained. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business but are not counted as an affirmative vote for purposes of determining whether a proposal has been approved.

HOW DO I VOTE IN PERSON?

     If you plan to attend the annual meeting on July 19, 1999, or at a later date if it is postponed, at the Marriott Courtyard, 10701 South Holiday Park Drive, Sandy, Utah 84070 and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a power of attorney executed by the broker, bank or other nominee that owns the shares of record for your benefit and authorizing you to vote the shares.

HOW DO I VOTE BY PROXY?

     Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

     If you properly fill in your proxy card and send it to us in time to vote, your "proxy" (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices your proxy will vote your shares as recommended by the board of directors as follows:

     -  "FOR" the election of the Class I Director nominee;
     -  "FOR" ratification of the selection of independent accountants; and

     - "FOR" modifying the terms of the Series N preferred stock to establish a conversion price floor of $1.25 and to link the Series N conversion price to the price at which common stock is issued upon the exercise or conversion of any new options, warrants, preferred stock or other convertible security, including the conversion rate of the Series F preferred stock.

     If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.

MAY I REVOKE MY PROXY?

     If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

     -  You may send in another proxy with a later date.
     - You may notify I-Link in writing (by you or your attorney authorized in writing, or if the stockholder is a corporation, under its corporate seal, by an officer or attorney of the corporation) at our principal executive offices before the annual meeting, that you are revoking your proxy.
     -  You may vote in person at the annual meeting.

WHERE ARE I-LINK'S PRINCIPAL EXECUTIVE OFFICES?

     Our principal executive offices are located at 13751 S. Wadsworth Park Drive, Draper, Utah 84020. Our telephone number is (801) 576-5000.

WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

     PROPOSAL 1:  ELECTION OF A DIRECTOR.

     A plurality of votes cast is required to elect the Class I Director. A nominee who receives a "plurality" means he has received more votes than any other nominee for the same director's seat. Since there is only one nominee for the open Class I seat, then, in the event there are no other nominations received, a simple majority of the votes cast will suffice to elect the management's nominee. So, if you do not vote for the nominee, or you indicate "withhold authority to vote" for the nominee on your proxy card, your vote will not count either "for" or "against" the nominee.

     PROPOSAL 2:  RATIFICATION OF INDEPENDENT ACCOUNTANTS.

     The ratification of the continued engagement of our independent accounts must be approved by a majority of the votes cast. Therefore, any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 2.

     PROPOSAL 3: APPROVAL OF A MODIFICATION OF THE TERMS OF THE SERIES N PREFERRED STOCK TO ESTABLISH A CONVERSION PRICE FLOOR OF $1.25 AND TO LINK THE SERIES N CONVERSION PRICE TO THE PRICE AT WHICH COMMON STOCK IS ISSUED UPON THE EXERCISE OR CONVERSION OF ANY NEW OPTIONS, WARRANTS, PREFERRED STOCK OR OTHER CONVERTIBLE SECURITY, INCLUDING THE CONVERSION RATE OF THE SERIES F PREFERRED STOCK.


     A majority of the votes cast is required for approval of Proposal 3. Therefore any shares that are not voted, including shares represented by a proxy which is marked "abstain," will not count either "for" or "against" Proposal 3.

ARE THERE ANY DISSENTERS' RIGHTS OF APPRAISAL?

     The board of directors has not proposed any action for which the laws of the State of Florida, the articles of incorporation or by-laws of I-Link provide a right of a stockholder to dissent and obtain payment for shares.

WHO BEARS THE COST OF SOLICITING PROXIES?

     I-Link will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution.

HOW CAN I OBTAIN ADDITIONAL INFORMATION REGARDING I-LINK?

     I-Link is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which requires that I-Link file reports, proxy statements and other information (the "Exchange Act Filings") with the Securities and Exchange Commission (the "SEC"). I-Link's Exchange Act Filings may be inspected and copied at the public reference facilities of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549; and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Room 1400, Chicago, IL 60661, and at 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. In addition, the SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including I-Link, that file electronically with the SEC. The SEC's website address is www.sec.gov.

                   INFORMATION ABOUT I-LINK STOCK OWNERSHIP

WHICH STOCKHOLDERS OWN AT LEAST 5% OF I-LINK?

     The common stock and the Series M preferred stock, which votes on an as-converted basis with the common stock, constitute the only outstanding voting securities of I-Link. As of the record date, each share of Series M preferred stock is convertible, at the option of the holder thereof, into 1,566.9 shares of common stock, including unpaid dividends. The following table shows, as of the record date, to the best of our knowledge, all persons we know to be "beneficial owners" of more than 5% of the common stock and Series M preferred stock. On the record date, there were 21,273,400 shares of common stock issued and outstanding, and the following shares of preferred stock issued and outstanding: 34,677 shares of Class C; 540 shares of Series F; and 4,400 shares of Series M.

NAME AND ADDRESS                                                             NUMBER OF SHARES               % OF COMMON STOCK
OF BENEFICIAL OWNER (1)                           TITLE OF CLASS            BENEFICIALLY OWNED             BENEFICIALLY OWNED(2)
-----------------------                           --------------            ------------------             ---------------------
John W. Edwards                                    common stock                 1,496,664(3)                        6.4%
13751 S. Wadsworth Park Drive
Draper, UT 84020

Winter Harbor, L.L.C.                              common stock                45,038,695(4)                        67.9%
c/o First Media, L.P.                           Series M preferred
11400 Skipwith Lane                                    stock                        4,400
Potomac, MD 20854

(1) Unless noted, all of such shares of common stock are owned of record by each person or entity named as beneficial owner and such person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them.
(2) As to each person or entity named as beneficial owners, such person's or entity's percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days from the date hereof have been exercised or converted, as the case may be.
(3) Includes all 1,000,000 shares of common stock subject to the vested portion of Mr. Edwards' option to purchase 1,000,000 shares of common stock and 496,664 shares of common stock subject to warrants and other options. See "Executive Compensation -- Employment Agreements."
(4) Includes 6,894,300 shares of common stock issuable upon conversion of Series M preferred stock, 4,604,395 shares of common stock issuable upon conversion of Series M preferred stock which may be issued on conversion of promissory notes held by the named stockholder, and 28,540,000 shares of common stock issuable upon exercise of warrants. In addition, I-Link includes herein 5,000,000 shares of common stock issuable upon exercise of warrants which the named stockholder will be entitled to receive should it exchange its promissory notes to common stock. See "Certain Relationships and Related Transactions -- Winter Harbor." Winter Harbor is owned by First Media, L.P., a private media and communications company which is a private investment principally of Richard E. Marriott and his family. I-Link's general counsel, David E. Hardy, is a brother of Ralph

       W. Hardy, Jr. who is general counsel and a minority equity holder in Winter Harbor. David E. Hardy has no ownership in or association with Winter Harbor. Thomas A. Keenan's wife has an interest in First Media, L.P. See directors and officers table below, Footnote 6.

HOW MUCH STOCK IS OWNED BY DIRECTORS AND EXECUTIVE OFFICERS?

     The following table shows, as of the record date, the common stock and any preferred stock owned by each director and executive officer. As of the record date, all of the directors, as a group of five people, beneficially own 2,307,832 shares (9.8% of the total outstanding shares) and all of our directors and executive officers, as a group of eight people, beneficially own 3,832,294 shares (15.3% of the total outstanding shares) of our common stock. We believe that such officers and directors intend to vote their shares for each of the proposals set forth herein. To the knowledge of management, as of the record date, John W. Edwards is the only executive officer or director who beneficially owns five percent or more of our outstanding shares of common stock.


                                                                         NUMBER OF SHARES         % OF COMMON STOCK
NAME OF BENEFICIAL OWNER (1)                    TITLE OF CLASS           BENEFICIALLY OWNED      BENEFICIALLY OWNED(2)
----------------------------                    --------------           ------------------      ---------------------
John M. Ames (O)                                 common stock                  1,000                       *

David R. Bradford (D)                            common stock                 20,000                       *

Joseph A. Cohen (D)                              common stock                431,000(3)                  2.0%
                                                   Class C
                                               preferred stock                 3,000

John W. Edwards (D) (O)                          common stock              1,496,664(4)                  6.6%

David E. Hardy (O)                               common stock                847,949(5)                  3.8%

Thomas A. Keenan (D)                             common stock                116,667(6)                    *

Karl S. Ryser, Jr. (O)                           common stock                675,513(7)                  3.1%

Henry Y.L. Toh (D)                               common stock                243,501(8)                  1.1%

All Executive Officers and Directors as          common stock              3,832,294(9)                  15.3%
a Group (8 people)                            Class C preferred
                                                    stock                      3,000


*      Indicates less than one percent.
(D)    Director
(O)    Executive Officer
(1) Unless noted, all of such shares of common stock are owned of record by each person or entity named as beneficial owner and such person or entity has sole voting and dispositive power with respect to the shares of common stock owned by each of them.
(2) As to each person or entity named as beneficial owner, such person's or entity's percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity which are exercisable or convertible within 60 days from the date hereof have been exercised or converted, as the case may be.
(3) Includes 359,000 shares of common stock issuable pursuant to options and 72,000 shares of common stock issuable to the Leslie Group, Inc. upon conversion of 3,000 shares of Class C preferred stock held of record by Leslie Group, Inc., of which Mr. Cohen is President.
(4) Represents all 1,000,000 shares of common stock subject to the vested portion of Mr. Edwards' option to purchase 1,000,000 shares of common stock and 496,664 shares of common stock subject to warrants and other options. See "Executive Compensation -- Employment Agreements."
(5) Includes 843,949 shares of common stock issuable pursuant to options and warrants.
(6) Includes 46,667 shares of common stock subject to options and 70,000 shares of common stock held of record by members of Mr. Keenan's immediately family. Mr. Keenan serves on the board of directors as the designee of Winter Harbor. Mr. Keenan's wife is the beneficiary of a trust which owns non-voting stock in the corporate general partner of First Media, L.P., the parent of Winter Harbor. For further information about Winter Harbor, see "Recent Transactions -- Winter Harbor." Neither Mr. Keenan nor his wife has dispositive power or voting control over the securities of I-Link held by Winter Harbor. See Footnote 5 of the previous table. Mr. Keenan disclaims beneficial ownership of the securities held by Winter Harbor.
(7) Represents shares of common stock issuable pursuant to options and warrants.
(8)    Represents shares of common stock issuable pursuant to options.
(9) Represents 75,000 shares of common stock issued, 3,685,294 shares of common stock which may be obtained pursuant to options and warrants exercisable within 60 days of the date hereof and 72,000 shares of common stock into which 3,000 shares of Class C preferred stock are convertible.

DO ANY OF THE OFFICERS AND DIRECTORS HAVE AN INTEREST IN THE MATTERS TO BE ACTED UPON?

     Mr. Thomas A. Keenan has been nominated for re-election as a Class I Director and, therefore, has an interest in the outcome of Proposal 1.

DID DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-10% STOCKHOLDERS COMPLY WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS IN 1998?

     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of any publicly traded class of our Company's equity securities, to file reports of ownership and changes in ownership of equity securities of I-Link with the SEC. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish I-Link with copies of all Section 16(a) forms that they file.

     Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to I-Link pursuant to Rule 16a-3 under the Exchange Act, we believe that all such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary, by the officers, directors, and security holders required to file the same during the fiscal year ended December 31, 1998, except that reports were filed late by the following persons: John M. Ames, 1 report, 2 transactions; Thomas A. Keenan, 1 report; Clay Wilkes, 4 reports, 12 transactions; Henry Y.L. Toh, 3 reports, 8 transactions. In addition, the Company has received no copies of Forms 3, 4, or 5 from the R. Huston Babcock, a former director, for 1 transaction.



              INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of I-Link are:


           NAME                AGE                       TITLE
-------------------------      ---    ------------------------------------------
John W. Edwards . . . . .      44     Chairman of the Board, President and Chief
                                      Executive Officer
John M. Ames. . . . . . .      39     Vice President of Operations
Karl S. Ryser, Jr.  . . .      44     Treasurer and Chief Financial Officer
David E. Hardy  . . . . .      46     Secretary
Henry Y.L. Toh  . . . . .      41     Director and Assistant Secretary
Joseph A. Cohen . . . . .      51     Director
Thomas A. Keenan. . . . .      33     Director
David R. Bradford . . . .      48     Director


     I-Link's articles of incorporation provide that the board of directors shall be divided into three classes, and that the total number of directors shall not be less than five nor more than nine. The board of directors currently consists of five members: one Class I Director, two Class II Directors, and two Class III Directors. Mr. Thomas A. Keenan, the Class I Director appointed during September 1998 as a designee of Winter Harbor, L.L.C., is standing for re-election for a three-year term at the annual meeting. The Class II Directors, Joseph A. Cohen and Henry Y.L. Toh, will stand for re-election in 2000 and the Class III Directors, John W. Edwards and David R. Bradford, in 2001. Mr. Toh was re-elected in 1995 and Mr. Cohen was appointed in 1996. Mr. Edwards was re-elected in 1997 and Mr. Bradford was appointed in January 1999 to fill a vacancy created by the resignation in 1998 of a former director.

     Biographical information with respect to the present executive officers and directors of I-Link are set forth below. There are no family relationships between any present executive officers or directors.

     JOHN W. EDWARDS, Chairman of the Board, President and Chief Executive Officer of I-Link. Mr. Edwards has served as Chief Executive Officer since April 1996, as President since September 1996, was selected to fill a vacancy on the board of directors as a Class III Director in June 1996 and was elected Chairman of the Board in August 1997. Mr. Edwards was re-elected as a Class III Director in October 1997. Mr. Edwards served as Acting Chief Financial Officer of I-Link from September 1996 to January 1997. Mr. Edwards served as President and a director of Coresoft, Inc., a software company developing object-oriented computer solutions for small businesses from September 1995 to April 1996. During the period August 1988 through July 1995, Mr. Edwards served in a number of executive positions with Novell, Inc., a software company providing networking software, including Executive Vice President of Strategic Marketing, Executive Vice President of the Appware and Desktop Systems Groups and Vice President of Marketing of the NetWare Systems Group. Mr. Edwards was involved in the development of the NetWare 386 product line. Until May 1996, he was a visiting faculty member at the Marriott School of Management at Brigham Young University. Mr. Edwards received a B.S. degree in Computer Science from Brigham Young University and has taken graduate courses in Computer Science at Brigham Young University.


     JOHN M. AMES, Vice President of Operations. Mr. Ames joined I-Link as Vice President of Operations in September 1998. Between April 1997 and September 1998, Mr. Ames organized, developed and sold Time Key L.C., a company specializing in time and labor management software and consulting. From June 1996 until April 1997, he was the Vice President and Chief Financial Officer of Neurex (now Elan Pharmaceutical), a Menlo Park, California-based public biotech company. From August 1993 until June 1996, Mr. Ames managed various information services, finance and cost accounting, strategic partnering, international tax, and human resource functions as the Director of Corporate Services at TheraTech, a public Utah-based pharmaceutical company. From April 1992 through August 1993, he was responsible for overseeing U.S. sites information services activities as the Corporate Director of Information Services with Otsuka Pharmaceutical, a large privately owned Japanese conglomerate. Prior to joining Otsuka, Mr. Ames spent over eight years with KPMG Peat Marwick as an auditor and consultant in the High Technology practice. He is a graduate of Brigham Young University with both a Bachelors and Masters (MAcc) degrees in accounting with emphasis in accounting information systems and management consulting.


     KARL S. RYSER, JR., Treasurer and Chief Financial Officer. Mr. Ryser was elected Treasurer in September 1996, and Chief Financial Officer in January 1997. Mr. Ryser was self-employed as a corporate financial consultant from May 1995 until September 1996, when he joined I-Link. From July 1993 through April 1995, Mr. Ryser served as Vice President of Finance and Treasurer of Megahertz Corporation, a publicly held manufacturer of data communication products, in which position he served until U.S. Robotics Corporation acquired Megahertz. After earning his MBA, Mr. Ryser's work experience was concentrated in the investment-banking field, working first with the Capital Markets Division of First Security Corporation and later with Dain Bosworth, Inc. Mr. Ryser holds a B.S. degree in Finance from the University of Utah, and an MBA from the University of San Diego.

     DAVID E. HARDY, Secretary of I-Link. Mr. Hardy was appointed Secretary of I-Link in December 1996. He is a founding partner of the law firm of Hardy & Allen, in Salt Lake City. From February 1993 to April 1995, Mr. Hardy served as Senior Vice President and General Counsel of Megahertz Corporation, a publicly-held manufacturer of data communication products. Prior to his association with Megahertz Corporation, Mr. Hardy was a senior partner of the law firm of Allen, Hardy, Rasmussen & Christensen which was founded in 1982. Mr. Hardy holds a B.A. degree from the University of Utah and a Juris Doctor degree from the University of Utah School of Law.

     HENRY Y.L. TOH, Director of I-Link. Mr. Toh was elected by the board of directors as a Class II Director and as Vice Chairman of the board of directors in March 1992. Mr. Toh was elected President of I-Link in May 1993, acting Chief Financial Officer in September 1995 and Chairman of the Board in May 1996, and served as such through September 1996. Mr. Toh was re-elected as a Class II Director in 1995. He was appointed Assistant Secretary of I-Link in May 1997. Mr. Toh is a director of Four M International, Ltd., a private investment firm, and is a director of National Auto Credit, Inc., a publicly-held subprime automobile credit finance company. Mr. Toh served as a senior tax manager in international taxation and mergers and acquisitions with KPMG Peat Marwick from March 1980 to February 17, 1992. He is a graduate of Rice University.

     JOSEPH A. COHEN, Director of I-Link. Mr. Cohen was appointed a Class II Director of I-Link in September 1996. He has been the Chairman, Chief Executive Officer and Director of New Frontier Entertainment, Inc. since its formation in May 1995, and held the same positions since January 1993 in New Frontier's predecessor company, The Frondelle Company, Inc. He is also President of Leslie Group, Inc., a diversified company with holdings primarily in the music, film, home video and other entertainment-oriented businesses. He is also a founder and President of Leslie/Linton Entertainment Inc., a merchant banking company that provides investment funds and assists in raising capital and debt for companies. Mr. Cohen also serves as President of Pickwick Communications, Inc., an independent music publishing company. From 1977 to 1986, Mr. Cohen served as Executive Vice President of the National Association of Recording Merchandisers, Inc. and founder and Executive Vice President of Video Software Dealers Association, Inc., trade associations representing all segments of the recorded music and home video industries, respectively.

     THOMAS A. KEENAN, Director of I-Link. Mr. Keenan has been nominated for re-election as a Class I Director. The board of directors appointed Mr. Keenan to serve as a Class I Director on September 1, 1998. Mr. Keenan was elected to fill this board seat pursuant to the right of Winter Harbor to designate up to two board members under the Shareholders Agreement dated September 30, 1997 between Winter Harbor, I-Link and certain shareholders of I-Link. Mr. Keenan is the principal of Wolfeboro Holdings, an investment fund based in Wellesley, Massachusetts. Mr. Keenan received a Juris Doctor degree from the University of Michigan Law School, and from September 1994 to August 1996 was employed by McKinsey & Company, an international management-consulting firm.

     DAVID R. BRADFORD, Director of I-Link. Mr. Bradford was appointed by the board of directors as a Class III director in January 1999 to fill a board vacancy. An attorney, since 1985 he has been Senior Vice President and General Counsel of Novell Inc., a leading provider of networking software and technology. He is a member of the board of directors of Pervasive Software, Inc. as well as two privately held companies, Altius Inc., and Found.Com. From 1996 to 1997, he served as chairman of the Business Software Alliance. Mr. Bradford holds a bachelor's and law degrees from Brigham Young University, and an MBA from Pepperdine University.

     Each officer of I-Link is chosen by the board of directors and holds his office at the pleasure and direction of the board of directors or until such time of his resignation or death.

     There are no material proceedings to which any director, officer or affiliate of I-Link, any owner of record or beneficially of more than five percent of any class of voting securities of

I-Link, or any associate of any such director, officer, affiliate of I-Link or security holder is a party adverse to I-Link or any of its subsidiaries or has a material interest adverse to I-Link or any of its subsidiaries.

THE BOARD OF DIRECTORS

     The board of directors oversees the business affairs of I-Link and monitors the performance of management. The board of directors held seven meetings during the fiscal year ended December 31, 1998. During the fiscal year ended December 31, 1998, no incumbent director attended fewer than 75 percent of the meetings of the board of directors or of the committees on which he served.

COMMITTEES OF THE BOARD OF DIRECTORS

     AUDIT COMMITTEE. Our audit committee is responsible for making recommendations to the board of directors concerning the selection and engagement of I-Link's independent certified public accountants and for reviewing the scope of the annual audit, audit fees, and results of the audit. The audit committee also reviews and discusses with management and the board of directors such matters as accounting policies and internal accounting controls, and procedures for preparation of financial statements. Joseph A. Cohen is Chairman of the audit committee, Henry Y.L. Toh, David R. Bradford and Thomas A. Keenan are members of the audit committee. The audit committee held three meetings during the fiscal year ended December 31, 1998.

     COMPENSATION COMMITTEE. Our compensation committee approves the compensation for executive employees of I-Link. For the fiscal year ended December 31, 1998, Joseph A. Cohen was Chairman of the compensation committee, and John W. Edwards and Thomas A. Keenan were members of the compensation committee. On March 29, 1999, David R. Bradford replaced Mr. Cohen as Chairman, Mr. Cohen and Mr. Keenan continued as members and John W. Edwards resigned as a committee member. The compensation committee held four meetings during the fiscal year ended December 31, 1998.

     FINANCE COMMITTEE. Our finance committee is responsible for reviewing and evaluating financing, strategic business development and acquisition opportunities. Thomas A. Keenan is Chairman of the finance committee, and Joseph A. Cohen and John W. Edwards are also members of the finance committee. The finance committee held four meetings during the fiscal year ended December 31, 1998.

     We have no nominating committee or any committee serving a similar function.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth the aggregate cash compensation paid for services rendered to the Company during the last three years by each person serving as the Company's Chief Executive Officer during the last year and the Company's most highly compensated executive officers serving as such at the end of the year ended December 31, 1998, whose compensation was in excess of $100,000.


                                                                                  LONG-TERM COMPENSATION
                                                                        --------------------------------------
                                      ANNUAL COMPENSATION                        AWARDS              PAYOUTS
                       ----------------------------------------------   -------------------------  -----------
                                                                                       SECURITIES
                                                          OTHER          RESTRICTED    UNDERLYING
    NAME AND                                              ANNUAL           STOCK        OPTIONS/       LTIP         ALL OTHER
PRINCIPAL POSITION     YEAR     SALARY($)  BONUS($)   COMPENSATION($)    AWARDS($)      SARS(#)     PAYOUTS($)   COMPENSATION($)
--------------------   ----     ---------  --------   ---------------   -----------   -----------   ----------   ---------------

John W. Edwards        1998     133,333(1)    -              -                -            30,000        -               N/A
President and CEO      1997      98,292(1)    -              -                -           520,000        -               N/A
                       1996     101,663(1)    -              -                -         1,250,000        -               N/A
Karl S. Ryser, Jr.     1998     125,000(2)    -              -                -                 -        -               N/A
Treasurer and CFO      1997     125,000(2)    -              -                -           550,000        -               N/A
                       1996      41,665(2)    -              -                -           250,000        -               N/A
John M. Ames           1998      37,369(3)    -              -                -           350,000        -               N/A
Vice President of
Operations


--------------------
(1) Mr. Edwards began his employment with I-Link in April 1996 and was appointed President and CEO as of September 30, 1996; his annual salary was $175,000 from April to August 21, 1996 and was voluntarily reduced to $96,000 for the balance of 1996 in exchange for options. Mr. Edwards' annual salary continued at $96,000 in 1997 until August, when it was increased to an annual salary of $150,000. In November 1997 Mr. Edwards again voluntarily reduced his annual salary to $35,000, for the balance of 1997 and until the Company's financial restraints are reduced. See "-- Employment Agreements." Mr. Edwards was paid at an annual rate of $125,000 commencing January 1, 1998. Mr. Edward's salary was increased to $200,000 effective May 1997, however the salary increase is to accrue but not be paid until the Company has generated sufficient cash resources to enable the increase to be paid without creating an undue burden on the Company's cash resources. Accordingly as of December 31, 1998, the accrued but unpaid salary to Mr. Edwards was $129,375.
(2) Mr. Ryser began his employment with I-Link in September 1996; his annual salary during the 1996 and 1997 fiscal years was $125,000. See
       "-- Employment Agreements." Mr. Ryser's salary was increased to $175,000 effect May 1997, however the salary increase will not be paid until the Company has generated sufficient cash resources to enable the increase to be paid without creating an undue burden on the Company's cash resources. As of December 31, 1998, the accrued but unpaid salary to Mr. Ryser was $81,250.
(3) Mr. Ames began his employment in September 1998; his annual salary during 1998 was $120,000. See "Employment Agreements."

OPTION/SAR GRANTS IN LAST FISCAL YEAR (1998)

     The following table sets forth certain information with respect to the options granted during the year ended December 31, 1998, for the persons named in the Summary Compensation Table (the "Named Executive Officers"):

                          NUMBER OF SECURITIES           PERCENT OF TOTAL        EXERCISE OR
                               UNDERLYING            OPTIONS/SARS GRANTED TO      BASE PRICE      GRANT DATE       EXPIRATION
         NAME           OPTIONS/SARS GRANTED (#)     EMPLOYEES IN FISCAL YEAR     ($/SHARE)         VALUE(2)          DATE
-------------------------------------------------------------------------------------------------------------------------------
John W. Edwards(1)               30,000                        1.7%                 $3.900         $120,000         1/2/2008

Karl S. Ryser, Jr.(1)              -                            -                     -                -               -

John M. Ames                    350,000                       19.8%                  3.125          789,000        8/31/2008

--------------------
*      Less than 1%.
(1) On December 13, 1998 the board of directors authorized the repricing of all outstanding options of Mr. Edwards (options to purchase 1,800,000 shares of common stock) and Mr. Ryser (options to purchase 800,000 shares of common stock) as part of a general repricing of all outstanding options held by current employees, directors and consultants of the Company. The original exercise prices of between $7.00 and $4.88 were reduced to $3.90. Using the Black Scholes option pricing model the incremental fair value of the repriced options over the original options was approximately $351,000 and $119,000 for Mr. Edwards and Mr. Ryser, respectively.
(2)    Determined using the Black Scholes option pricing model.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information with respect to options exercised during 1998 by the Named Executive Officers and with respect to unexercised options held by such persons at the end of 1998.

                              SHARES                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN THE
                           ACQUIRED ON         VALUE         UNDERLYING UNEXERCISED            MONEY OPTIONS/SARS AT
         NAME              EXERCISE (#)     REALIZED ($)    OPTIONS/SARS AT FY-END (#)              FY-END ($)(1)
------------------------------------------------------------------------------------------------------------------------
                                                          EXERCISABLE     UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
                                                          -----------     -------------      -----------   -------------
John W. Edwards                 -                -         1,258,328          541,672             -              -

Karl S. Ryser, Jr.              -                -         612,500            187,500             -              -

John M. Ames                    -                -         33,333             316,667             -              -

--------------------
(1) The calculations of the value of unexercised options are based on the difference between the closing bid price on Nasdaq of the common stock on December 31, 1998, and the exercise price of each option, multiplied by the number of shares covered by the option. As the exercise price exceeds the closing bid price at December 31, 1998, no value is ascribed to unexercised options.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee administers the compensation program for operating officers of I-Link and bases its decisions on both individual performance and the financial results achieved by I-Link. For the fiscal year ended December 31, 1998, the committee consisted of two outside, independent directors and a third director who serves as the Chairman of the Board and the Chief Executive Officer.

     The principal elements of the compensation program for executive officers are base salary and stock options. While bonuses are a potential component of executive officer compensation, no bonuses have been awarded to executive officers. The goals of the program are to give the executive officers incentives to work toward the improved financial performance of I-Link and to reward them for their contributions to I-Link's success. For a summary of fiscal 1998 compensation, see "Summary Compensation" above.

     BASE SALARIES. The committee has based its decisions on salaries for I-Link's executive officers, including the Chairman, Vice President of Operations and Chief Financial Officer, on a number of factors, both objective and subjective. Objective factors considered include increases in the cost of living, I-Link's overall historical performance, and comparable industry data, although no specific formulas based on such factors have been used to determine salaries. Salary decisions are based primarily on the committee's subjective analysis of the factors contributing to I-Link's long-term success and of the executives' individual contributions to such success.

     STOCK OPTIONS. The committee views stock options as its primary long term compensation vehicle for I-Link's executive officers. Stock options generally are granted at the prevailing market price on the date of grant and will have value only if I-Link's stock price increases. Options granted to executive officers generally vest in quarterly increments over three years beginning on the date of the grant. Some options vest in increments upon the attainment by I-Link of certain performance benchmarks. Grants of stock options generally are based upon the performance of I-Link, the level of the executive's position within I-Link and an evaluation of the executive's past and expected future performance. The committee grants stock options periodically, but not necessarily on an annual basis. On December 13, 1998, the board of directors by unanimous resolution amended the incentive-related qualified and non-qualified stock options previously granted to I-Link employees, directors, and consultants (with certain exceptions) to reset the exercise price of those options with an exercise price in excess of $3.90 per share to an exercise price of $3.90 per share. The motivation of the board in taking this action was both to reward these persons for their continued diligence and efforts on behalf of I-Link, recognizing that many of these individuals are being compensated at a salary level below market norms, and to provide added incentive to establish and advance I-Link's business in such a manner that will reflect on I-Link's stock price to bring it up to and beyond the reset exercise price.

     CHIEF EXECUTIVE OFFICER.  The salary established in fiscal 1998 for John
W. Edwards, the Chairman and Chief Executive Officer of I-Link, was based on the factors and analysis described. Specific factors considered by the committee include the Chairman's current responsibilities with I-Link.


                              By the members of the Compensation Committee*:
                                   David R. Bradford, Chairman
                                   Joseph A. Cohen
                                   Thomas A. Keenan


* On March 29, 1999 David R. Bradford replaced Joseph A. Cohen as Chairman, Mr. Cohen and Mr. Keenan continued as committee members and John W. Edwards resigned as a committee member.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG I-LINK INCORPORATED, THE RUSSELL 2000 INDEX AND A PEER GROUP

PERFORMANCE GRAPH

     The following graph compares I-Link's cumulative total stockholder return with that of the Russell 2000 index of small-capitalization companies and a peer group index. The issuers comprising the peer group are IDT Corporation, Premier Technologies, Inc., ICG Communications, Inc. and AlphaNet Solutions, Inc. I-Link chose these companies because they are similar in size, and similar in their lines of business, to I-Link. The graph assumes an initial investment of $100.00 made on December 31, 1993, and the reinvestment of dividends (where applicable). I-Link has never paid a dividend on its common stock.


                                    [GRAPH]


     Note: I-Link's current trading symbol is ILNK. Prior to March 8, 1996 the Company's common stock traded under the symbol MDCR.

     The following represents in table form the same information set forth in the graph above.


                                        CUMULATIVE TOTAL RETURN ($)
                             -----------------------------------------------
                              12/93   12/94   12/95   12/96   12/97   12/98
                              -----   -----  ------  ------  ------  ------
I-Link Incorporated          100.00   37.21   27.91   94.19  113.95   39.53
Industry Peer Group          100.00   75.71   70.00  100.71  130.55   66.43
Russell 2000                 100.00   98.17  126.06  146.85  179.80  178.62

DIRECTOR COMPENSATION

     Effective January 1, 1998 and the first business day of January of each year thereafter, each director then serving will receive options, to purchase 20,000 shares of common stock and, for each committee on which the director serves, options to purchase 5,000 shares of common stock. The exercise price of such options shall be equal to the fair market value of the common stock on the date of grant. The directors are also eligible to receive options under the Company's stock option plans at the discretion of the board of directors. In addition to the above options, Mr. Cohen received options to purchase 64,000 shares of common stock upon his appointment to the board of directors in September 1996. The original $5.25 exercise price was reset at $3.90 in December 1998 in connection with a plan to reprice options held by employees, directors, and consultants.

EMPLOYMENT AGREEMENTS

     In February 1996, the Company entered into a two-year employment agreement with Henry Y.L. Toh. The employment agreement was for an initial period ending on December 31, 1997 and is automatically renewable for successive one-year periods unless written notice to the contrary is given by the Company not less than 120 days prior to expiration of the term. Pursuant to the terms of the employment agreement, Mr. Toh is required to devote his time to the business and affairs of the Company as is required to fulfill the duties and responsibilities of his office. Mr. Toh is entitled under his employment agreement to receive compensation at the rate of $54,000 per year. Mr. Toh is entitled to an annual bonus at the discretion of the board of directors and may participate in fringe benefits, deferred compensation, stock benefits and option plans of the Company. In the event of termination of his employment by the Company other than for "cause" (as defined in the agreement) or by Mr. Toh upon "good reason" (as defined in the agreement), the Company is required to pay Mr. Toh, as liquidated damages or severance pay, monthly termination payments equal to the base salary in effect for a period of six months after such termination. The employment agreement contains confidentiality and non-solicitation provisions.



     In April 1999, I-Link and John W. Edwards, I-Link's President, Chief Executive Officer and Chairman of the Board, reached an understanding for renewing his employment agreement with I-Link for another three years. The employment agreement will provide that Mr. Edwards is employed as the Chief Executive Officer and a director of I-Link, and is required to devote substantially all of his working time to the business and affairs of I-Link. The employment agreement entitles Mr. Edwards to compensation at the rate of $225,000 per year and to cash bonuses, as well as the opportunity to participate in the fringe benefits of the Company generally provided to executive officers. The employment agreement also contains non-competition and confidentiality provisions. The Company and Mr. Edwards are currently negotiating the terms on which Mr. Edwards may be granted a combination of time-based, incentive-based and milestone options to purchase common stock.

     Under Mr. Edwards' prior 1996 employment agreement he was granted an option to purchase one million shares of common stock of the Company at an exercise price of $7.00 per share. Such options vested quarterly beginning in April 1996 and as of the record date, 916,667 of them had vested and are exercisable. In addition, for a period of time during the term of the 1996 employment agreement Mr. Edwards agreed to reduce his annual salary, and in consideration of the salary reduction, the Company agreed to grant him options to purchase 250,000 shares of common stock at an exercise price of $4.875 per share. Mr. Edward's salary was increased again in May 1997, however the salary increase was to accrue and not be paid until the Company has generated sufficient cash resources to enable the increase to be paid without creating an undue burden on the Company's cash resources. Accordingly, as of December 31, 1998 accrued but unpaid salary to Mr. Edwards was $129,375.

     On May 15, 1997, Mr. Edwards was granted options to purchase 500,000 shares of common stock, at the exercise price of $5.188 per share; 250,000 of them vest in quarterly installments over three years (166,664 have vested to date), while the remaining 250,000 options vest based upon performance milestones. The milestones have not yet been established by the compensation committee, so none of the second 250,000 of these options have vested.

     All of Mr. Edwards' outstanding options which were issued prior to 1999 were repriced to $3.90 per share, effective December 13, 1998, as part of a general repricing of outstanding options held by current employees, directors and consultants of the Company.

     During fiscal 1998, Mr. Edwards was granted options to purchase 30,000 shares of common stock in connection with his service on the board of directors and on two board committees.

     In October 1996, I-Link entered into a three-year employment agreement with Karl S. Ryser, Jr., Treasurer and Chief Financial Officer of the Company. Pursuant to the terms of the employment agreement, Mr. Ryser is required to devote all of his time to the business and affairs of the Company. Mr. Ryser is entitled under his employment agreement to receive compensation at the rate of $125,000 per year and a bonus at the sole discretion of the Chief Executive Officer. Mr. Ryser may participate in fringe benefits, deferred compensation, stock benefits and option plans of the Company. In addition, Mr. Ryser is entitled to options to purchase 250,000 shares of common stock exercisable at an exercise price equal to the closing bid price on the date of the employment agreement. Options issuable to Mr. Ryser to purchase 25,000 shares vested immediately and the remaining options were to vest in quarterly increments of 20,455 commencing January 1, 1997. In May 1997, Mr. Ryser was also granted options to purchase 250,000 and 300,000 shares of the Company's common stock. The 300,000 options vested in full upon closing of a financing with Winter Harbor, and the 250,000 options vest as to 10,417 shares at the commencement of each calendar quarter for twelve quarters. As partial consideration for Mr. Ryser's providing funds necessary to permit the Company to settle the JW Charles litigation, the Company modified the original vesting schedule of the 250,000 options in the employment agreement allowing for the immediate vesting of 100,000 of the non-vested options and the balance of the non-vested to vest evenly over four quarters. Mr. Ryser's salary was increased to $175,000 effective May 1997, however the salary increase will not be paid until the Company has generated sufficient cash resources to enable the increase to be paid without creating an undue burden on the Company's cash resources. As of December 31, 1998, accrued but unpaid salary to Mr. Ryser was $81,250. In the event of a change of control or upon termination of the employment agreement by the Company without cause all options shall thereupon be fully vested and immediately exercisable. In the event of termination by the Company other than for "cause" (as defined in the agreement), the Company is required to pay Mr. Ryser a lump sum severance payment equal to one year's then-current salary. The employment agreement contains confidentiality and non-competition provisions. All of Mr. Ryser's outstanding options were repriced to $3.90, effective December 13, 1998, as part of a general repricing of outstanding options held by current employees, directors and consultants of the Company.

     In August 1998, I-Link entered into a two-year employment agreement (with a one-year renewal option) with John M. Ames, Vice President of Operations. Pursuant to the terms of the employment contract, Mr. Ames is required to devote all his time to the business and affairs of the Company. Mr. Ames is entitled under his employment agreement to receive compensation at the rate of $120,000 per year and a bonus commensurate with his performance and that of I-Link. In addition, Mr. Ames is entitled to options to purchase 200,000 shares of common stock at an exercise price equal to the closing bid price on the date of employment agreement ($3.125 per share), and vesting one-third at the end of one year of employment and the balance ratably over the subsequent eight quarters. Mr. Ames also is entitled to options to purchase 150,000 share of common stock at an exercise price equal to the closing bid price on the date of employment agreement ($3.125 per share) which vest based upon certain incentive milestones. Mr. Ames may participate in fringe benefits, deferred compensation, and stock benefits and option plans of the Company.

CONSULTING AGREEMENTS

     The Company entered into a consulting agreement with David E. Hardy effective February 6, 1997 and for a three-year term. Mr. Hardy provides legal services pursuant to the agreement at a compensation rate of $10,417 per month for the term of the agreement. In addition, in the event the Company increases the salary of its senior-level vice presidents, the consulting fee shall be equally increased and in the event the Company shall pay any Company performance-based bonuses to its senior level vice presidents, the Company shall pay an equal amount to Mr. Hardy. Mr. Hardy's fee was increased to $14,583 per month effect May 1997, however such increase is to accrue but not be paid until the Company has generated sufficient cash resources to enable the increase to be paid without creating an undue burden on the Company's cash resources. As of December 31, 1998, accrued but unpaid fees to Mr. Hardy were $69,875. In May 1997, Mr. Hardy was also granted options to purchase 250,000 and 300,000 shares of the Company's common stock. The 300,000 options vested in full upon closing of a financing with Winter Harbor, and the 250,000 options vest as to 10,417 shares at the commencement of each calendar quarter for twelve quarters. As partial consideration for Mr. Hardy's providing funds necessary to permit the Company to settle the JW Charles litigation, the Company modified the original vesting schedule of the 250,000 options in the Consulting Agreement allowing for the immediate vesting of 100,000 of the non-vested options and the balance of the non-vested to vest evenly over four quarters. In the event of the termination of the agreement prior to the expiration of the full term for any reason other than as a result of a material, unremedied breach by Mr. Hardy which remains uncured following 30 days written notice, Mr. Hardy is entitled to a lump sum payment equal to the lesser of the monthly consulting fee payable through the end of the term of the agreement or the monthly consulting fee payable over 12 months and all unvested options shall accelerate and immediately become fully vested and exercisable. All of Mr. Hardy's outstanding options were repriced to $3.90, effective December 13, 1998, as part of a general repricing of outstanding options held by current employees, directors and consultants of the Company.

     In September 1996, Joseph A. Cohen, a director, entered into a consulting agreement in the amount of $4,000 per month for a 36-month period.
 Mr. Cohen provided services including business management and financial consulting services. The consulting agreement was terminated effective March 1, 1999 and all unpaid balances ($78,000) were settled by the grant to Mr. Cohen of 100,000 options to purchase the Company's common stock at an exercise price of $3.00 per share and the additional obligation of the Company to pay Mr. Cohen an aggregate of $50,000 in installments beginning at such time as the Company reports positive cash flow of at least $150,000 in a fiscal quarter. On August 29, 1997, Mr. Cohen was also granted options to purchase 150,000 shares of common stock, 50,000 of the options (with an original exercise price of $5.375) vested upon closing of the Winter Harbor equity investment in October 1997, 50,000 (with an original exercise price of $5.375) will vest when the Company reaches the break even point, and the balance (with an original issuance price of $5.188) will vest at such time as the Company has attained $50 million in annual sales. The original exercise prices of the options were reset at $3.90, effective December 13, 1998, as part of a plan to reprice options held by employees, consultants, and directors.

REPRICING OF STOCK OPTIONS AND WARRANTS

     On December 13, 1998, the board of directors approved a repricing of all options to purchase common stock with exercise prices above $3.90 held by current employees, directors and consultants of the Company. As a result, the exercise price on options to purchase 6,475,000 shares of common stock was reduced to $3.90. The options had original exercise prices of between $4.375 and $9.938. All other terms of the various option agreements remained the same. The closing price of the Company's common stock on December 13, 1998 was $2.56.

DIRECTOR STOCK OPTION PLAN

     The Company's director stock option plan authorizes the grant of stock options to directors of the Company. Options granted under the stock option plan are non-qualified stock options exercisable at a price equal to the fair market value per share of common stock on the date of any such grant. Options granted under the stock option plan are exercisable not less than six (6) months or more than ten (10) years after the date of grant.

     As of December 31, 1998, options for the purchase of 8,169 shares of common stock at prices ranging from $.875 to $3.875 per share were outstanding. As of December 31, 1998, options to purchase 15,228 shares of common stock had been exercised. In connection with adoption of the 1995 director plan the board of directors authorized the termination of future grants of options under the stock option plan; however, outstanding options granted under the stock option plan will continue to be governed by the terms thereof until exercise or expiration of such options.

1995 DIRECTOR STOCK OPTION PLAN

     In October 1995, the stockholders of the Company approved adoption of the Company's 1995 director stock option and appreciation rights plan, which provides for the issuance of incentive options, non-qualified options and stock appreciation rights.

     The 1995 director plan provides for automatic and discretionary grants of stock options which qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, as well as options which do not so qualify to be issued to directors. In addition, stock appreciation rights may be granted in conjunction with the grant of incentive options and non-qualified options. No stock appreciation rights have been granted to date.

      The 1995 director plan provides for the grant of incentive options, non-qualified options and stock appreciation rights to purchase up to 250,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits and other similar events). The 1995 director plan also provides for the grant of non-qualified options on a non-discretionary basis pursuant to the following formula: each member of the board of directors then serving shall receive a non-qualified option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value per share of the common stock on that date. Pursuant to such formula, directors received options to purchase 10,000 shares of common stock as of October 17, 1995, options to purchase 10,000 shares of common stock on January 2, 1996, and will receive options to purchase 10,000 shares of common stock on the first business day of each January. The number of shares granted to each board member was increased to 20,000 in 1998. In addition, the board member will receive 5,000 options for each committee membership. Each option is immediately exercisable for a period of ten years from the date of grant. The Company has 190,000 shares of common stock reserved for issuance under the 1995 Director Plan. As of December 31, 1998, options exercisable to purchase 170,000 shares of common stock at prices ranging from $1.00 to

$1.25 per share are outstanding under the 1995 director plan. As of December 31, 1998, options to purchase 60,000 shares had been exercised under the 1995 director plan.

1995 EMPLOYEE STOCK OPTION PLAN

     In October 1995, the stockholders of the Company approved adoption of the Company's 1995 employee stock option and appreciation rights plan, which plan provides for the issuance of incentive options, non-qualified options and stock appreciation rights. Directors of the Company are not eligible to participate in the 1995 employee plan. The 1995 employee plan provides for the grant of stock options which qualify as incentive stock options under
Section 422 of the Code, to be issued to officers who are employees and other employees, as well as non-qualified options to be issued to officers, employees and consultants. In addition, stock appreciation rights may be granted in conjunction with the grant of incentive options and non-qualified options. No stock appreciation rights have been granted to date.

     The Company has 400,000 shares of common stock reserved for issuance under the 1995 employee plan. As of December 31, 1998, options to purchase 351,167 shares of common stock with exercise prices of $1.125 to $6.75 per share have been granted under the 1995 employee plan.

1997 RECRUITMENT STOCK OPTION PLAN

     In October 1997, the stockholders of the Company approved adoption of the Company's 1997 recruitment stock option and appreciation rights plan, which plan provides for the issuance of incentive options, non-qualified options and stock appreciation rights (the "1997 Plan"). The 1997 plan provides for automatic and discretionary grants of stock options which qualify as incentive stock options under Section 422 of the Code, as well as options which do not so qualify to be issued to directors. In addition, stock appreciation rights may be granted in conjunction with the grant of incentive options and non-qualified options. No stock appreciation rights have been granted to date.

     The 1997 plan provides for the grant of incentive options, non-qualified options and stock appreciation rights to purchase up to 4,400,000 shares of common stock (subject to adjustment in the event of stock dividends, stock splits and other similar events). The price at which shares of common stock covered by the option can be purchased is determined by the Company's board of directors; however, in all instances the exercise price is never less than the fair market value of the Company's common stock on the date the option is granted. As of December 31, 1998, options to purchase 3,806,500 shares of common stock, with exercise prices of $2.25 to $3.90 per share have been granted under the 1997 plan. As of December 31, 1998, no options have been exercised under the 1997 plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     John W. Edwards is Chairman of the Board and an executive officer of the Company. Mr. Edwards resigned his seat on the Compensation Committee effective March 29, 1999. Joseph A. Cohen, David R. Bradford and Thomas A. Keenan are non-employee directors of the Company. See "Executive
Compensation" generally, and "Executive Compensation -- Employment

Agreements" and "Executive Compensation -- Director Compensation" as well as "Information About I-Link Stock Ownership."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Executive Compensation" for descriptions of the terms of employment and consulting agreements between I-Link and certain officers, directors, and other related parties.

     On December 13, 1998, the board of directors reset the exercise price of several outstanding options to $3.90 per share in accordance with an overall amendment to incentive-related qualified and non-qualified stock options.
All of the affected options had original exercise prices in excess of $3.90 per share. See "Compensation Committee Report -- Stock Options."

     The Company granted to Clay Wilkes, a former director, options to purchase 1,500,000 shares of common stock for $7.00 per share as part of the 1996 acquisition of I-Link, Ltd. by Medcross, Inc. The options become exercisable on June 30, 2001, but exercisability accelerates in increments of 25% in the event that the average closing bid price per share of common stock for five (5) consecutive trading days equals or exceeds $10, $15, $20 and $25, respectively. As of the date of this prospectus, 25%, or 375,000 of such options, are exercisable. The options lapse on June 30, 2002.

     On May 15, 1997, Karl S. Ryser, Jr. and David E. Hardy were each granted options to purchase 300,000 shares of common stock in connection with a financing by Winter Harbor. The options may be exercised at $3.90 per share (previously, $5.188), through August 2007. See "Management," "Executive Compensation -- Employment Agreements," "Executive Compensation -- Consulting Agreements" and "Recent Transactions"

TRANSACTIONS WITH WINTER HARBOR, L.L.C.

     On and after June 5, 1997, I-Link entered into a series of financing transactions with Winter Harbor, L.L.C. See "Recent Transactions -- Winter Harbor." During 1998, I-Link contracted with an outside consulting firm to develop a billing and operations information system and capitalized as a component of furniture, fixture, equipment and software $2,284,574 in costs (including amounts in accounts payable of $437,286) associated with this in-process system development. Although Winter Harbor played no part in the negotiation of the consulting contract and the referral to the consulting firm did not come through Winter Harbor, I-Link's management was informed that Winter Harbor holds an ownership interest in the consulting company. I-Link continually evaluated the functionality and progress of the in-process system development. In May 1999, I-Link's management and its board of directors concluded that the new system would not significantly enhance the I-Link's existing billing and information systems, would not meet its ultimate needs and had no alternative future use and accordingly did not justify paying additional billed and contracted expenses of approximately $1,000,000. Negotiations to discontinue work under the contract were concluded in May 1999, with the consulting company forgoing any future payments on the project while retaining amounts paid to date of $1,847,288. Accordingly, as of March 31, 1999, I-Link recorded a write-down of capitalized software costs on the in-process system development of $1,847,288.

MIBRIDGE ACQUISITION; SERIES D PREFERRED STOCK

     On September 2, 1997, I-Link acquired all of the issued and outstanding stock of MiBridge, Inc., a New Jersey corporation. Mr. Dror Nahumi, the principal stockholder of MiBridge prior to the acquisition continues to serve as the President of the MiBridge subsidiary. Under the terms of the agreement governing the acquisition, I-Link agreed to pay the stockholders of MiBridge consideration consisting of (i) an aggregate $2,000,000 in cash, payable in quarterly installments over two years; and (ii) an aggregate 1,000 shares of the Series D preferred stock. All 1,000 shares of Series D preferred stock were subsequently converted into an aggregate of 1,092,174 shares of common stock. During the fiscal year ended December 31, 1998, Mr. Nahumi received cash payments of $850,000 of the acquisition price, and as of January 1, 1999, the balance of such payments due to Mr. Nahumi was $425,000.

                             RECENT TRANSACTIONS

WINTER HARBOR

     Winter Harbor, a significant stockholder of I-Link, is owned by First Media, L.P., a private media and communications company that is a private investment principally of Richard E. Marriott and his family. I-Link's general counsel, David E. Hardy, is a brother of Ralph W. Hardy, Jr., who is general counsel and a minority equity holder in Winter Harbor. David E. Hardy has no ownership in, or association with, Winter Harbor. As a result of this relationship, as well as personal relationships of David E. Hardy with the principals of Winter Harbor, discussions were initiated which led to Winter Harbor's investment in I-Link. I-Link and Winter Harbor have been involved in several financing transactions, including the 1997 purchase by Winter Harbor of 4,400 shares of Series M preferred stock and the related issuance to Winter Harbor of 10,800,000 warrants to purchase common stock.

     1998 WINTER HARBOR FINANCING ARRANGEMENTS

     During the first and second quarters of 1998, I-Link obtained an aggregate of $7.768 million in interim debt financing from Winter Harbor. As consideration for Winter Harbor's commitment to make the loan, I-Link agreed to issue 6,740,000 warrants to purchase common stock of I-Link at exercise prices ranging from $5.50 to $7.22, based upon 110% of the closing price of the common stock on the day loan funds were advanced. The warrants have exercise periods of 7.5 years from issuance. I-Link also agreed to extend the exercise period on all 10,800,000 warrants previously issued to Winter Harbor to seven and one-half years. Pursuant to the terms of the loan agreement with Winter Harbor, the initial borrowings of $5,768,000 were payable upon demand by Winter Harbor no earlier than May 15, 1998, and were collateralized by essentially all of the assets of I-Link's subsidiaries. Because the loan was not repaid by May 15, 1998, the total loan, including additional borrowings of $2,000,000 obtained in the second quarter, continued on a demand basis with interest accruing at prime plus four percent. However, as an aspect of the April 1999 loan, Winter Harbor agreed not to make demand on the 1998 loans prior to April, 15, 2000. See "Recent Transactions -- Winter Harbor -- April 1999 Winter Harbor Loan" In addition, should Winter Harbor elect to convert its $7,768,000 in promissory notes into additional shares of Series M preferred stock, it is entitled to receive an additional 5,000,000 warrants to purchase common stock of I-Link at an exercise price of $2.50 per share, and to reduce the exercise price of the 6,740,000 warrants to $2.50 per share.

     JANUARY 1999 WINTER HARBOR FINANCING ARRANGEMENT

     On January 15, 1999, I-Link entered into an agreement with Winter Harbor for additional financing. The January 1999 financing arrangement includes an $8,000,000 bridge loan and a $3,000,000 letter of credit to secure additional capital leases of equipment and telephone lines relative to the proposed expansion of our telecommunications network. In addition, Winter Harbor received warrants to purchase 11,000,000 shares of common stock. The warrants may be exercised for a price ranging from a maximum of $2.78 to a minimum of $1.25 per share. The exercise price will fluctuate depending on recent market prices of the common stock, but it can never be higher than the conversion rate for I-Link's outstanding Series F stock, nor can it be higher than any price at which I-Link sells common stock or convertible securities in the future. The warrants will terminate seven and one-half years from the date of their issuance. As of May 25, 1999, the amount borrowed under the bridge loan was $8,041,712 and I-Link has acquired equipment under the capital lease letter of credit totaling $2,477,403.

     I-Link has the right to require that Winter Harbor exchange its bridge loan debt and interest, plus any amounts represented by the letter of credit under the January 1999 financing into shares of a new series of preferred stock (the Series N preferred stock). The Series N preferred stock will be issued in a registered rights offering, under which I-Link will distribute to each record holder of common or preferred stock, free of charge, non-transferable rights to purchase one Series N preferred stock for approximately every 1,589 shares held of common stock or preferred stock on an as-converted basis. On January 15, 1999, I-Link filed a registration statement on Form S-2 to register the rights and the Series N preferred stock to be sold in the rights offering. I-Link will commence the rights offering as soon as practicable after the SEC declares the registration statement effective. The registration is subject to SEC review and comment, therefore, the time of commencement of the rights offering cannot be determined at this time.

     The new Series N preferred stock will be paid dividends on an as-converted basis equal to the common stock, when and if common stock dividends are paid by I-Link. The Series N preferred stock will be senior in all rights to other preferred common stock of I-Link, except that the Series N preferred stock will be ranked equally and in proportion with the previously issued Series F preferred stock. The Series N preferred stock can be converted into common stock at any time at a current conversion price of $2.78. However, Proposal 3 to be acted on by the stockholders, if approved, will change the conversion price terms (see "Proposal 3"). The Series N preferred stock conversion price is subject to adjustment in the event of reclassifications, mergers, splits and reverse splits, and other similar events. The Series N preferred stock will vote with the common stock on an as-converted basis on all matters that are submitted to a vote of the stockholders.


     I-Link anticipates that by the time the rights are offered it will have obligations of approximately $8,554,000 including accrued interest under the bridge loan and approximately $3,458,000 including accrued interest under the new loan. Therefore, to the extent that there are sufficient unsubscribed rights, I-Link may require that Winter Harbor exchange its debt outstanding under the January 1999 financing arrangement into approximately 12,000 shares of Series N preferred stock. As a stockholder, Winter Harbor will automatically receive rights to purchase 4,340 shares of Series N preferred stock in the rights offering. Winter Harbor has indicated an intention to subscribe for rights beyond the rights that may be obtained by exchanging debt. Winter Harbor is entitled, but not obligated, to subscribe for any unexercised rights, beyond the amount that Winter Harbor is required by I-Link to purchase by debt exchange. Consequently, Winter Harbor could conceivably purchase all 20,000 shares of the Series N preferred stock if no other stockholders subscribe for Series N preferred stock.

     Any unsatisfied obligations under the January 1999 financing are to come due on October 31, 1999. However, the terms of the January 1999 financing require that I-Link prepay the debt incurred under the financing with any cash proceeds received from other loans, or from the issue or sale of any equity interest. Therefore, to the extent that there is participation in the rights offering beyond the exchange of Winter Harbor debt, I-Link will be obligated to use any proceeds to satisfy the outstanding balance under the January 1999 financing. If there is sufficient participation in the rights offering (an I-Link believes there will be), the balance outstanding under the January 1999 financing may be satisfied well before the October 31, 1999 maturity date.

     APRIL 1999 WINTER HARBOR LOAN

     In April 1999, I-Link and Winter Harbor agreed in principal to a new loan of up to $4,000,000. The terms of the April 1999 loan are substantially identical to the terms of the January 1999 financing (except that no warrants will be automatically issued), and further provides that Winter Harbor will not make demand on the $7.768 million loaned to I-Link during the first and second quarters of 1998 until April 15, 2000. To date, I-Link has drawn approximately $3,458,000, including interest, under the April 1999 loan.



     The April 1999 loan contains a mechanism whereby the September 30, 1999 maturity date may be extended, at I-Link's option, to April 15, 2000. In the event I-Link elects to extend the maturity date to April 15, 2000, I-Link will be required to issue to Winter Harbor one warrant for each $1 of principal outstanding under the April 1999 loan as of the date of such extension. The warrants issued as a result of the extension would have been issued on the same terms and conditions as the warrants issued under the January 1999 financing. However, I-Link may extend the maturity date and avoid issuing the warrants if stockholders approve a modification to the conversion price of the Series N preferred stock, establishing a conversion price floor of $1.25 and linking its rate of conversion to the exercise price or conversion rate of any new options, warrants, preferred stock or other convertible security, including the conversion rate of the Series F preferred stock (see "Proposal 3").


     Winter Harbor is also entitled to subscribe for any unexercised rights of the Series N preferred stock by exchanging its debt under the April 1999 loan, but has indicated that it will not subscribe for an amount that would result in Winter Harbor, under the January 1999 financing arrangement and the April 1999 loan, being invested, in the aggregate, more than $20,000,000 in debt and equity of the Company. To the extent that any portion of the April 1999 loan is still outstanding after the rights offering, I-Link will have the option of extending the maturity date.

However, I-Link does not intend to extend the maturity date under the April 1999 loan, but anticipates repaying the April 1999 loan with the proceeds of the Series N rights offering. If the April 1999 loan is repaid by the proceeds of the rights offering then the warrants will not be issued, diminishing the incentive of stockholders, who do not participate in the rights offering, to approve Proposal 3.

     In the event that Winter Harbor purchases all 20,000 shares of Series N preferred stock, and it receives the maximum allowable number of warrants to which it is entitled under the various loans described above, its beneficial holding in I-Link would increase from 69.3% to 72.2%, and holdings of existing common stock holders would be diluted by approximately 51.1% (see "Proposal 3").

JNC OPPORTUNITY FUND

     On July 7, 1998, I-Link entered into an agreement with JNC Opportunity Fund, Ltd., by which it obtained a $10,000,000 equity investment which resulted in net proceeds to I-Link of $9,470,000. The terms of the equity investment were amended on July 28, 1998. Under the original terms of the equity investment, JNC purchased shares of I-Link's newly created 5% Series E preferred stock, which were convertible into I-Link's common shares at a conversion price of the lesser of 110% of the market price of I-Link's publicly traded common shares as of the date of closing, and 90% of the market price at the time of conversion. In addition, JNC obtained a warrant to purchase 250,000 shares of I-Link's common stock at an exercise price equal to 120% of the market price of I-Link's publicly traded common shares as of the date of closing. On July 28, 1998, the terms of the equity investment were amended to provide a floor to the conversion price, and in order to effect such amendment I-Link and Winter Harbor exchanged 1,000 shares of newly created Series F shares for the 1,000 shares of Series E shares issued earlier. The Series F preferred shares are convertible into common shares at a conversion price of the lesser of $3.76 per common share or 81% of the market price of I-Link's common shares at the time of conversion, subject to a $2.50 floor. In the event the market price remains below $2.50 for five consecutive trading days, the floor will be re-set to the lower rate; provided, however, that the floor shall not be less than $1.25. The current reset floor prices is $2.033. JNC also received an additional warrant to purchase 100,000 shares of I-Link's common stock at an exercise price of $4.00 per common share. The Series F preferred shares may be converted at any time, are automatically converted at the end of three years, and are subject to specific provisions that would prevent any issuance of I-Link common stock at a discount if and to the extent that such shares would equal or exceed in the aggregate 20% percent of the number of common shares outstanding prior to the JNC transaction. However, JNC may request that the I-Link shareholders approve a request to waive such 20% restrictions. As of the record date, JNC had converted 460 shares of Series F preferred stock into 2,293,929 shares of common stock, or 12.4% of the number of shares of common stock outstanding prior to the JNC transaction. I-Link also issued warrants to purchase an aggregate of 75,000 shares of I-Link's common stock at a price of $4.89 per share to two parties as a brokerage fee in connection with the JNC equity investment.

     See "Compensation of Executive Officers and Directors -- Employment Agreements" and "Compensation of Executive Officers and Directors -- Consulting Agreements" for descriptions of the terms of employment and consulting agreements between I-Link and certain officers, directors and other related parties.


                    DISCUSSION OF PROPOSALS RECOMMENDED FOR
                         CONSIDERATION BY STOCKHOLDERS

                                   PROPOSAL 1
       TO ELECT A CLASS I DIRECTOR TO SERVE FOR THREE YEARS AND UNTIL HIS
                 SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED

     The board of directors has concluded that the reelection of Thomas A. Keenan as a Class I Director is in I-Link's best interest and recommends approval of his election. Biographical information concerning Mr. Keenan can be found under "Information About Directors and Executive Officers." The remaining directors will continue to serve in their positions for the remainder of their terms.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of Mr. Keenan. Although the board of directors of I-Link does not contemplate that Mr. Keenan will be unable to serve, if such a situation arises prior to the annual meeting, the persons named in the enclosed proxy will vote for the election of any other person the board of directors may choose as a substitute nominee.

VOTE REQUIRED FOR APPROVAL

     Mr. Keenan must receive a plurality of the votes cast in order to be elected. The board of directors unanimously recommends a vote FOR the election of Mr. Thomas A. Keenan.

                                   PROPOSAL 2
             TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
                       AS INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has concluded that the continued engagement of PricewaterhouseCoopers LLP as I-Link's independent public accountants is in the best interests of I-Link. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are expected to be available to respond to appropriate questions.

VOTE REQUIRED FOR APPROVAL

     Proposal 2 must be approved by a majority of the votes cast in order to be effective. The board of directors unanimously recommends a vote FOR the ratification of its selection of PricewaterhouseCoopers LLP as independent public accountants for I-Link.

                                   PROPOSAL 3
        TO APPROVE A MODIFICATION OF THE TERMS OF THE SERIES N PREFERRED
      STOCK TO ESTABLISH A CONVERSION PRICE FLOOR OF $1.25 AND TO LINK THE
   SERIES N CONVERSION PRICE TO THE PRICE AT WHICH COMMON STOCK IS ISSUED UPON
            THE EXERCISE OR CONVERSION OF ANY NEW OPTIONS, WARRANTS,
    PREFERRED STOCK OR OTHER CONVERTIBLE SECURITY, INCLUDING THE CONVERSION
                     RATE OF THE SERIES F PREFERRED STOCK.



     Proposal 3 is being presented to stockholders as an aspect of a $4,000,000 loan I-Link entered into with Winter Harbor in April 1999. The terms of the April 1999 loan are substantially identical to the terms contained in the January 1999 financing (except that no warrants will be automatically issued), and further provides that Winter Harbor will not make demand on the $7.768 million loaned to I-Link during the first and second quarters of 1998 until April 15, 2000. To date, I-Link has drawn approximately $3,458,000, including interest, under the April 1999 loan.


     The April 1999 loan contains a mechanism whereby the September 30, 1999 maturity date may be extended, at I-Link's option, to April 15, 2000. In the event that I-Link elects to extend the maturity date to April 15, 2000, I-Link will be required to issue to Winter Harbor one warrant for each $1 of principal outstanding under the April 1999 loan as of the date of such extension. The warrants issued as a result of the extension are to be issued on the same terms and conditions as the warrants issued under the January 1999 financing. However, I-Link may extend the maturity date and avoid issuing the warrants if stockholders approve this Proposal 3, modifying the conversion price of the Series N preferred stock to establish a conversion price floor of $1.25 and to link its rate of conversion to the exercise price or conversion rate of any existing or new options, warrants, preferred stock or other convertible security, including the conversion rate of the Series F preferred stock.

     Once I-Link commences the rights offering, I-Link is required to exchange any outstanding balances under the January 1999 financing (up to $11 million) for Series N preferred stock. I-Link may exchange its outstanding balance under the April 1999 loan for Series N preferred stock, and to the extent that I-Link does not elect to do so, and there are sufficient unexercised rights, Winter Harbor is entitled to exchange its debt under the April 1999 loan into Series N preferred stock. However, Winter Harbor has indicated that it will not subscribe for an amount of Series N preferred stock that would result in Winter Harbor, under the January 1999 financing arrangement and the April 1999 loan, being invested, in the aggregate, more than $20,000,000 in debt and equity of the Company. To the extent that any portion of the April 1999 loan is still outstanding after the rights offering, I-Link will have the option of extending the maturity date in which case, if this Proposal 3 is not approved, then the additional warrants must be issued.

     However, I-Link does not intend to extend the maturity date under the April 1999 loan, but anticipates repaying the April 1999 loan with the proceeds of the Series N rights offering. If the April 1999 loan is repaid by the proceeds of the rights offering then the warrants will not be issued, diminishing the incentive of stockholders, who do not participate in the rights offering, to approve Proposal 3.

WHAT ARE THE CURRENT TERMS OF THE SERIES N CONVERSION PRICE?

     Currently, the conversion price of the Series N preferred stock is $2.78. Based on the $1,000 stated value per share, this would mean each share of Series N preferred stock would be convertible into approximately 360 shares of common stock.

WHAT IS THE PROPOSED MODIFICATION TO THE TERMS OF THE SERIES N CONVERSION
PRICE?

     In the event that Proposal 3 is approved, the Series N conversion price shall be set initially at $2.78, but may be reset to the lowest of:


     - 110% of the average trading price for any 20 day period following the date that Series N prefered stock is first issued;
     - the price at which any common stock or common stock equivalent is issued (whether by conversion, exercise or otherwise);
     - the price at which common stock issued upon the exercise or conversion of any new options, warrants, preferred stock or other convertible security;
     -  the conversion price of the Series F preferred stock; or
     - provided, however, that the conversion price may not be any lower than $1.25.


     Based on the $1,000 stated value per share, this means that each share of Series N preferred stock could become convertible into as many as 800 shares of common stock.

WHAT ARE THE SERIES F PREFERRED STOCK CONVERSION PRICE TERMS?

     The conversion price of the Series F preferred stock is determined partly in relation to a discount to the market price of the common stock.
The lower the market price for the common stock, the more shares of common stock are issued at the time of a conversion. The terms of the Series F preferred stock provide that the conversion price shall be the lower of $3.76 or 81% of the average of the three lowest per share market values during the twenty-two trading day period immediately preceding the applicable conversion date.

     The conversion price of the Series F is also adjusted in the event of:

     -  stock dividends payments;
     -  divisions, combinations and reclassifications of common stock; and
     - a lower issuance price of any new common stock, warrants, options, or rights.

     The Series F conversion price will not be less than the floor price $2.50, unless the market price remains below $2.50 for five consecutive trading days. In such case the floor price is re-set at the average of the five consecutive trading days. Subsequent resets may occur, provided that the floor price shall never be less than $1.25. As of May 11, 1999, the floor price has been reset to $2.033.

     To the extent the holder of the Series F preferred stock converts and then sells shares of common stock, the price of common stock may decrease even further due to the additional shares in the market, allowing the holder to convert additional Series F preferred stock into greater amounts of common stock, providing the potential to depress the price of common stock even further. Dividends on the Series F preferred stock may, at the option of the Company, be paid in shares of common stock. Consequently, lower market prices of common stock would mean higher amounts of common stock being issued as dividends, or being issued upon conversion of Series F preferred stock, resulting in substantial dilution to the interests of other holders of common stock.

WHAT IS THE POTENTIAL IMPACT TO SHAREHOLDERS OF LINKING THE SERIES N CONVERSION PRICE TO THE CONVERSION PRICE OF THE SERIES F?

     If the Series N conversion price were linked to the current Series F conversion price, and Winter Harbor purchased all of the outstanding shares of Series N preferred stock under the rights offering, and converted those shares, then 8,557,980 shares of common stock would be issued, which would then represent 28.7% of the shares of common stock outstanding. As an illustration, assuming the new conversion terms are implemented, the following table shows the number of shares of common stock issuable upon conversion of Series N preferred stock based upon a range of conversion prices. The information in the table assumes a discount rate of 81% (equal to that to the Series F preferred stock). As used in the table, "Market Price of Common Stock" means the amount derived by taking the average of the three lowest per share market values during the twenty-two trading day period immediately preceding an applicable conversion date. Pursuant to the terms of the Series N preferred stock, the highest the conversion price can be is $2.78 and the lowest the conversion price can be is $1.25.

 MARKET PRICE OF         CONVERSION      COMMON SHARES ISSUABLE UPON CONVERSION
  COMMON STOCK             PRICE             OF ALL SERIES N PREFERRED STOCK
 ---------------         ----------      --------------------------------------
 $3.43 or greater          $2.78                        7,194,245
 $3.09                     $2.50                        8,000,000
 $1.54 or lower            $1.25                       16,000,000

WHAT IS THE POTENTIAL IMPACT TO SHAREHOLDERS OF LINKING THE SERIES N CONVERSION PRICE TERMS TO THE EXERCISE PRICE OF OTHER OUTSTANDING SERIES OR CLASSES?

     In addition to the Series F preferred stock discussed above, the Series M and the Class C preferred stock are the only other outstanding series or classes of I-Link securities. Each outstanding share of Class C preferred stock is convertible into 24 shares of common stock. Any shares of Class C preferred stock still outstanding on September 6, 2001 shares convert to common stock automatically at a conversion rate determined by dividing $60.00 by the lower of $2.50 or 50% of the average closing bid price of the common stock for ten trading days immediately preceding September 6, 2001. If the modification to the Series N conversion rate terms is approved, and Winter Harbor was to purchase all of the outstanding shares of Series N preferred stock and convert those shares in accordance with the conversion terms of the Class C preferred stock now in effect, 8,000,000 shares of common stock would be issued, representing 27.3% of the shares outstanding.

     The Series M preferred stock is convertible into shares of common stock at $2.033 per share. This price may be adjusted downward in the event of specified dilutive transactions such as stock splits, dividends or reclassifications, mergers and reorganizations. If all 4,400 outstanding shares of Series M preferred stock were converted as of the record date, 6,894,300 shares of common stock would be issued (which includes shares issuable to pay accrued dividends). On October 10, 2002, all shares of Series M preferred stock still outstanding shall be converted to common stock automatically, at the lower of $2.033 per share, subject to adjustment, or 50% of the average closing bid price of the common stock ten trading days preceding October 10, 2002. If the modification to the Series N conversion rate terms is approved, and Winter Harbor was to purchase all of the outstanding shares of the Series N preferred stock and convert those shares in accordance with the conversion terms of the Series M preferred stock now in effect, 9,837,678 shares of common stock would be issued, representing 31.6% of the shares outstanding.

VOTE REQUIRED FOR APPROVAL

     A majority of the votes cast is required for approval of Proposal 3.
The board of directors unanimously recommends a vote FOR approval of Proposal
3. Therefore any shares that are not voted, including shares represented by a proxy marked "abstain," will not count either "for" or "against" Proposal 3.

                             OTHER PROPOSED ACTION

     The board of directors does not intend to bring any other matters before the annual meeting, nor does the Board know of any matters that other persons intend to bring before the annual meeting. If, however, other matters not mentioned in this proxy statement properly come before the annual meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with the recommendation of the board of directors.

     You should be aware that I-Link's By-Laws provide that no proposals or nominations of directors by stockholders shall be presented for vote at an annual meeting of stockholders unless notice complying with the requirements in the By-Laws is provided to the board of directors or I-Link's Secretary no later than the close of business on the fifth day following the day that notice of the annual meeting is first given to stockholders.

                     STOCKHOLDER PROPOSALS AND SUBMISSIONS


     If you wish to present a proposal for inclusion in the proxy materials to be solicited by I-Link's board of directors with respect to the next annual meeting of stockholders, such proposal must be presented to I-Link's management prior to March 1, 2000.


     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY USING THE ENVELOPE PROVIDED. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE VOTE.

                                      I-LINK INCORPORATED



                                      David E. Hardy, Secretary

                                     PROXY
             ANNUAL MEETING OF STOCKHOLDERS OF I-LINK INCORPORATED

                                 JULY 19, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John W. Edwards, Henry Y.L. Toh, Joseph
A. Cohen, Thomas A. Keenan and David R. Bradford, and each or any of them proxies, with power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders to be held on July 19, 1999, at 10:00 a.m. local time at Marriott Courtyard Hotel, 10701 South Holiday Park Drive, Sandy, Utah 84070, or at any adjournment thereof, upon the matters set forth in the Proxy Statement for such meeting, and in their discretion, on such other business as may properly come before the meeting.

1. TO ELECT A CLASS I DIRECTOR TO SERVE FOR THREE YEARS AND UNTIL HIS SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED.

        / / FOR THE NOMINEE LISTED BELOW          / / WITHHOLD AUTHORITY
                                            to vote for the nominee listed below

     (INSTRUCTION: To withhold authority to vote for the nominee strike a line through the nominee's name below:)
                                  Thomas A. Keenan

2. TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

     / / FOR             / / AGAINST              / / ABSTAIN


3. TO APPROVE A MODIFICATION OF THE TERMS OF THE SERIES N PREFERRED STOCK TO ESTABLISH A CONVERSION PRICE FLOOR OF $1.25 AND TO LINK THE SERIES N CONVERSION PRICE TO THE PRICE AT WHICH COMMON STOCK IS ISSUED UPON THE EXERCISE OR CONVERSION OF ANY NEW OPTIONS, WARRANTS, PREFERRED STOCK OR OTHER CONVERTIBLE SECURITY, INCLUDING THE CONVERSION RATE OF THE SERIES F PREFERRED STOCK.


     / / FOR             / / AGAINST              / / ABSTAIN


Dated: ____________________________     ________________________________
                                        Signature
Dated: ____________________________     ________________________________
                                        Signature if held jointly



NOTE: When shares are held by joint tenants, both should sign. Persons signing as Executor, Administrator, Trustee, etc. should so indicate. Please sign exactly as the name appears on the proxy.

IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

PLEASE MARK, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.